Exhibit A

AGREEMENT

The undersigned being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, as amended, to file this Schedule 13D (including amendments thereto) jointly on behalf of each such party.

Date: June 24, 2022

By:	/s/ Jeffrey Harris
Jeffrey Harris

Medici Holdings V, Inc.

BY:	Jeffrey Harris
ITS:	President

By:	/s/ Jeffrey Harris